Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

ABACUS INNOVATIONS CORPORATION

I, the undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, hereby certify as follows:

FIRST:	The name of the Corporation is Abacus Innovations Corporation (the “Corporation”).

SECOND:	The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is “Corporation Service Company.”

THIRD:	The nature of the business and the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purposes and to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH:	The Corporation is authorized to issue one (1) class of stock to be designated as Common Stock, par value of $0.001 per share. The total number of shares of Common Stock that the Corporation has authority to issue is one thousand (1,000).

FIFTH:	The name and mailing address of the incorporator are as follows:

Kathy L. Allen
Lockheed Martin Corporation
6801 Rockledge Drive
Bethesda, Maryland 20817

SIXTH:	The Corporation is to have perpetual existence.

SEVENTH:	The powers of the Incorporator shall terminate upon the filing of this Certificate of Incorporation. The names and mailing addresses of the persons who are to serve as the directors of the Corporation until the first annual meeting of stockholders of the Corporation, or until their successors are elected and qualify, are as follows:

	Names	Address
	Sondra L. Barbour	700 N. Frederick Avenue
Gaithersburg, MD 20879

	F. Barry Hennegan	13530 Dulles Technology Drive
Herndon, VA 20171

	Martin T. Stanislav	700 N. Frederick Avenue
Gaithersburg, MD 20879

EIGHTH:	In furtherance and not in limitation of the powers conferred upon the Board of Directors by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter, amend and repeal Bylaws made by the Board of Directors.

NINTH:	The Board of Directors shall have the power to adopt Bylaws or resolutions for the indemnification of the Corporation’s directors, officers, employees and agents, provided that any such Bylaws or resolutions shall be consistent with applicable law.

TENTH:	To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or is or was serving at the request of the Corporation or any predecessor of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ELEVENTH:	Meetings of stockholders may be held within the State of Delaware or as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the laws of the State of Delaware) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

TWELFTH:	The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to reservation.

The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is her act and deed and that the facts stated herein are true, and accordingly has hereunto set her hand.

Dated: January 19, 2016

/s/ Kathy L. Allen
Kathy L. Allen
Incorporator